Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read the statements made by Advantus Strategic Dividend Income Fund (a series of the
Managed Portfolio Series) and are in agreement with the statements contained in Sub-Item 77k of
Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.

      /s/ ERNST & YOUNG LLP

Minneapolis, MN
April 20, 2015

A member firm of Ernst & Young Global Limited